Exhibit 99.1

Press Release

Chelsea Therapeutics Announces $12.5 Million Equity Financing

Charlotte, NC, March 19, 2007 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced that it has entered into definitive securities purchase agreements with several of its existing institutional and accredited investors to raise approximately $12.5 million, before placement agent fees and offering expenses. At closing, Chelsea will issue approximately 2.6 million shares of its common stock at $4.72 per share along with warrants to purchase up to approximately 794,000 additional shares of common stock. The warrants have a five-year term and are immediately exercisable at a price of $5.66 per share. The financing is expected to close on or about March 22, 2007, subject to customary closing conditions. Leerink Swann & Company served as placement agent with ThinkEquity Partners acting as financial advisor for the offering.

The proceeds from this financing will be used to fund the continued clinical development of CH-1504 including Phase II trials in rheumatoid arthritis, initiation of pivotal Phase III trials of Droxidopa in neurogenic orthostatic hypotension, expansion of its Droxidopa clinical program into other indications, and general working capital.

The securities to be issued in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be transferred or resold except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Chelsea has agreed to file a registration statement covering the resale of the common stock issued in the private placement, including the shares issuable upon exercise of the warrants. This press release does not constitute an offer to sell, nor is it a solicitation of an offer to buy, any securities.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea is developing Droxidopa, an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy, historically generating annual revenues of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include our history of losses and need to raise more money, reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically our CEO, Dr. Pedder, management of rapid growth, the need to acquire or develop additional products and the other risk factors set forth from time to time in our SEC filings.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856